EXHIBIT 99.2

Duos Technologies

Third Quarter 2022 Earnings

November 14, 2022

Presenters

Chuck Ferry - CEO

Adrian Goldfarb - CFO

Andrew Murphy - VP FP&A

Q&A Participants

Mike Latimore – Northland Capital Markets

Operator

Good afternoon. Welcome to Duos Technologies Third Quarter 2022 Earnings Conference Call. Joining us for today's call are Duos' CEO, Chuck Ferry; Adrian Goldfarb, CFO; and Andrew Murphy, VP FP&A. Following their remarks, we will open up the line for your questions. Then, before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now, I'd like to turn the call over to Duos's CFO, Chuck Ferry. Thank you, sir. Please go ahead.

Chuck Ferry

Welcome, everyone, and thank you for joining us. Earlier today, we issued a press release announcing our financial results for the third quarter as other operational highlights. A copy of the press release is available in the Investor Relations section of our website. I encourage all listeners to view that release, as well as our 10-Q filing with the SEC to better understand some of the details that we'll be discussing during our call. Now let's get started.

In the third quarter, we delivered another double digit improvement in revenue performance, which adds some target to meet our financial and operating goals for the year. Revenues increased more than 130% year-over-year and are also up north of 10% on a sequential quarterly basis, reflecting the substantial completion of several railcar inspection portal installations in Q3. We currently have two additional Rips that are nearing completion with another two expected to come online early next year. Put together, we expect to have 15 Rips installed by the end of the first half of 2023.

Through this year's growth, we have continued to improve our installation procedures, in field performance and maintenance capabilities, all of which have improved customer satisfaction, leading to renewals, increased recurring revenue and add on sales opportunities. Additionally, we are well underway with our plans to build, own and operate Rips at strategic locations within the North American rail network. This new offering and pricing model will dramatically increase our potential customer base, while also improving margins and predictability of our revenues over the long-term.

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As we continue to grow our solutions, we are aligning our organization's goals with the necessary experiences and resources to execute our mission. Our recent executive appointments, as well as the additions from our new industry advisory group had provided us with the deepest bench in our company's history, filled with industry veterans capable of taking us to the next level. With our improved balance sheet, we are confident in our ability to continue navigating ongoing macroeconomic uncertainties and are managing our expenses and inventory opportunistically to support future project completions in a timely manner.

Before we discuss our financial results in detail, we do have one additional update to provide. As disclosed in our 10-Q, which has just been filed, we are making a planned transition at the CFO level. Andrew Murphy, who has been our Vice President of Finance, Planning and Analysis since 2020 will be taking over the role from our longtime CFO, Adrian Goldfarb, who will continue full-time in the role of strategic advisor to me with a focus on assisting the senior management team with our business expansion into the subscription business model, Investor Relations and Public Relations.

Adrian has been with Duos since 2015 and since 2012 with the Duos predecessor formally known as ISA for a total of 10 years as a Senior Financial Executive of the public company. He has done a tremendous job shepherding the financial health of our organization over the years, from its earliest public days to the strong position we now enjoy, including managing the company's uplifting to NASDAQ in early 2020. I have personally benefited from Adrian's experience and professionalism these last two years. He's been very helpful in my role as CEO, and I look forward to continuing to work with him as he joins our industry advisory group.

I'm also real excited to have Andrew Murphy as our CFO. I've known Andrew since 2016 and have been able to see his financial acumen and leadership directly at my previous company, APR Energy, and over the last two years here at Duos Tech. In my observation, he is a terrific financial professional who also shows excellent leadership qualities and will be a top notch CFO.

I'd like to now hand the call over to Adrian to share a few words. Adrian?

Adrian Goldfarb

Thanks, Chuck. As just mentioned, I've been with Duos for over 10 years. Having seen us develop from a technology startup with a handful of patents to a leading AI inspection company in the rail industry with numerous Class I operators amongst its customers. In that time, I've witnessed a complete overhaul in leadership, operations and execution that has Duos in its strongest position to date. After many years, I've come to the decision that it's now time for someone else to come in and continue the next phase of our mission.

Earlier this year, we began the process of building out our CFO succession plan with today's news being the outcome. As part of my role in our newly formed industry advisory group, I will continue to work closely with the finance and investor relations teams to ensure a smooth transition. As an advisor, I plan to continue supporting the company and providing guidance from my years in industry.

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As Chuck also noted, I'm being succeeded by Andrew Murphy who has been with us since 2020. I've had the benefit of working closely with Andrew through the entirety of his time here and I'm highly confident in his ability to assume the role and provide leadership as the company grows in the coming years. I would also like to thank the many shareholders and investors that have worked with me to assist the company in getting to this point, and I look forward to continuing my work within the company through my new role. I am confident we will be in capable hands with Andrew as our new CFO.

Since today is my last day as CFO, and consequently my last earnings conference call, and as there is no time like the present for Andrew to get started, I will now hand the call over to Andrew to walk us through the financial results for the quarter.

Andrew Murphy

Thank you, Adrian. It's been a pleasure working with you and learning from you these past two years, and I congratulate you on the very successful career you've led and thank you for all you've contributed to Duos. I'd like to add that I'm excited you'll be staying on with us via the industry advisory group and continue to drive Duos forward. Before I begin, I'd like to thank Chuck, Adrian and our Board of Directors for this opportunity. I'm very excited to take on my expanded role and look forward to working with the rest of the team at Duos to further our financial and operational goals.

Before turning to the results for the third quarter ended September 30, 2022, I want to first discuss the two components to revenue that we report. Technology Systems, which records revenues from turnkey engineered systems, such as our rail inspection portal and the increased impact of recurring revenue from services and consulting. This records recurring revenues from maintenance and support contracts for both technology systems and AI models plus any consulting services that are undertaken.

As previously discussed, we've been upgrading and expanding our technology capabilities with particular focus on AI as a key component to our product portfolio. I am pleased to report that the average revenue per installation continues to move higher as a result of meeting the demand from our customers for increased function and capabilities. We have started to see higher revenues and expect those numbers to continue to rise later this fiscal year and into 2023. In addition, we continue to focus on our revenue mix to support accelerating growth in our recurring revenue services and software going forward.

On that point, during the quarter we formally introduced our subscription offering in which Duos will own and operate our rail inspection portals at strategic locations across the North American rail network. We have begun initial procurement for equipment and components and are in the process of identifying locations for the manufacturing of the first two Duos owned subscription Rips. The Rips will supply the same near real time machine vision based data and artificial intelligence based detections to railcar owners, but they will be offered on a subscription model. We are targeting to install up to five additional subscription Rips during the second half of 2023, finishing the year with a total of 20 Rips in operation on the North American rail network when including our current and in process Rip installations that Chuck mentioned earlier.

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With our strengthened cash position, we expect a near-term increase in spend in inventory levels to support our commercial efforts, but we'll continue to monitor the supply chain to reduce financial impacts where possible. Additionally, while selling subscription Rips may have a depressive effect on revenue growth over the next 12 months, we believe that over the long-term, we will be able to drive a greater lifetime value and higher margins. We also expect revenues to be more normalized in payment cycles rather than experiencing intermittent pops from new contracts, which will make our business model much more predictable.

Let's now get into our results for the quarter and the first nine months of the year. Total revenue for Q3 2022 increased 131% to approximately $4 million compared to $1.74 million in the third quarter of 2021. Total revenue for Q3, 2022 represents an aggregate of approximately $2.71 million of technology systems revenue and approximately $1.31 million in recurring and consulting service revenue. For the first nine months of 2022, total revenue increased 100% to $9.08 million up from $4.5 million in the same period last year.

The increase in total revenue for the three and nine month periods provided production and start of installation of new and upgraded rail inspection portals, which are recorded in the technology systems portion of the business. We expect this trend to continue for the rest of 2022 and into 2023, although supply chain issues continue to extend deadlines for shipment of key components used in our technology systems. While certain orders were delayed from 2021 into 2022, we remain encouraged by the breadth and scope of recent bids in which we have participated.

Cost of revenues for Q3 2022 increased 75% to $2.92 million compared to $1.67 million for Q3 2021. For the first nine months of 2022, cost of revenues increased 53% to $6.47 million from $4.24 million in the same period last year. Cost of revenues on technology systems increased during the three and nine month periods ended September 30, 2022, compared to the equivalent periods in 2021, which is consistent with the increase in revenues, albeit at a slower overall rate.

The higher level of cost was mainly due to higher volume of ongoing projects, which increased production levels coupled with some lingering effects of supply chain disruption. While we expect the macroeconomic factors will continue to drive prices, we anticipate our structural realignment to eventually aid managing costs as a percentage of the overall system price going forward, although inflation may impede this effort.

As previously noted, the company's organization and related cost structure was realigned to provide the capability to manufacture, install and support multiple production systems simultaneously. In accordance with this shift in structure, certain staff are reassigned or replaced, and new staff are added in key areas, particularly engineering, software development and AI.

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Gross margin for Q3 2022 increased more than 1,400% to $1.1 million compared to $71,000 for Q3 2021. For the nine months of 2022, gross margin increased over 750% to $2.6 million, up from $300,000 in the same period last year. As previously discussed, the company has revamped its operations to support anticipated increase in the number of new systems going forward.

The result in additional cost of revenues was covered by a greater increase in revenues during third quarter and the first nine months of 2022. The main reason for the increased costs is the higher level of production for two Rips near fully installed and the subsequent progress made on these projects in relation to our revenue recognition policy. We anticipate further improvements in the overall gross margin for the full year 2022. Certain macroeconomic factors which are driving increased costs for materials and labor may result in higher costs for project implementation that cannot be wholly or even partially passed on to our customers and may result in delaying progress towards profitability into 2023.

Operating expenses for Q3 2022 increased 18% to $2.97 million compared to $2.52 million for Q3 2021. The company saw only slight decreases in cost for sales and marketing and research and development with a large increase in general and administrative costs compared to Q3 2021, which was partially attributable to the company's new office space, and non-cash compensation for staff. Operating expenses for the first nine months of 2022 increased 13% to $8.51 million compared to $7.52 million in the same period last year.

While sales and marketing costs were down slightly, research and development costs in general administrative costs increased by 11% and 17%, respectively, although some of the increased administration costs were related to the previously mentioned non-cash compensation for certain staff members and the new office. The overall increase in operating expenses is primarily related to growing business and the effect of inflation on salaries and general overhead. Overall, the company continues to focus on controlling operating expenses while meeting the increasing needs of its customers.

The net operating loss for Q3 2022 totaled $1.87 million compared to a net operating loss of $2.45 million for Q3 2021. The decrease in the net operating loss for Q3 2022 compared to Q3 of 2021 was driven by higher revenues recorded in the quarter from increases in both the company's technology systems and services and consulting revenues, slower growth in cost of those revenues and flatter operating expenses. Net operating loss for the first nine months of 2022 totaled $5.91 million compared to the net loss of $7.22 million in the same period last year. The decrease in net operating loss for the first nine months of 2022 was primarily driven by higher revenues recorded in the period as a consequence of starting new projects and receiving materials for production and initiation of manufacturing and installation. A positive trend for the period was the higher revenue recorded without corresponding greater relative cost of sales even with higher cost of materials resulting from supply chain disruptions and inflation.

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Net loss for Q3 2022 totaled $1.93 million compared to net loss of $2.45 million for Q3 2021. The decrease in net loss for Q3 2022 compared to Q3 2021 was driven by the increase in revenues and business activity as described previously along with the slower growing expenses. Net loss for the first nine months of 2022 totaled $5.91 million compared to the net loss of $5.81 million in the same period last year. The increase in the net loss was mostly attributable to lower revenues and higher costs in 2021, being offset by the one-time PPP loan forgiveness recorded in the first quarter of 2021 as income.

Now let's discuss the balance sheet. We ended the quarter with approximately $4.97 million in cash and cash equivalents compared to $894,000 at December 31, 2021. The company anticipates it has sufficient cash at this time to support operations through the end of 2022 and into 2023. More recently, we were successful in raising over $3.45 million through the combination of issuing preferred Series D convertible stock and common stock. On a pro forma basis, as of November 11, our cash and cash equivalents are roughly $3.9 million.

I'd now like to provide an update on our financial projections before turning the call back over to Chuck. Based on committed contracts and near-term pending orders that are already performing or scheduled to be executed through the remainder of 2022, we are reiterating our previously stated revenue expectations for the fiscal year ended December 31, 2022. We expect total revenue for 2022 to range between $16.5 million and $18 million representing an increase of 99% to 117% from 2021. We expect this improvement in operating results to be reflected over the course of the full year with the majority of the revenues coming in the second half of the year.

As a result of the third quarter's performance, we expect a further revenue increase substantially in the fourth quarter. To be clear, we are still working to manage through an ever changing list of supply chain and shipping challenges, including production shortages, unreliable lead times, which may impact timing of revenue recognition within a specific period, but not the revenue backlog in totality.

That concludes my financial commentary. I will now pass the call back over to Chuck.

Chuck Ferry

Thanks, Andrew. For the remainder of today's call, I'll now provide updates within our key areas of focus. As a reminder, our 2022 operating strategy is focused on the following. One, improve our technical and operational delivery; two, add more recurring revenue through our services, maintenance and artificial intelligence offerings through continued expansion of our artificial intelligence catalog; three, continue our primary commercial focus in the rail sector by adding more value to existing customers, adding new customers in the Class I's, passenger rail and we'll discuss the car owners themselves later in the brief. And lastly, focus on retaining top talent in a very competitive market space.

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One of the core components of our updated company values has been a commitment to achieve operational and technical excellence. We believe this approach leads to higher customer satisfaction and improved new deal closure rates. From a high level, customer service continues to improve, and we are successfully meeting our service level agreements, maintaining a 95% or higher availability rate on all systems. Reliability is essential in our business, and we're pleased to be realizing the benefits from our investments over the last 12 months. Our hardware engineering team has continued to make significant improvements on not only reliability, but also the ability to rapidly and easily repair and remotely monitor our equipment, helping to drive (INAUDIBLE) down as well.

Over the past several months, we have continued to regularly release new detection models or algorithms for use with our Rips. We have recently released five new AI models covering brake beam bent, ladder style condition, retainer valve handle position, side handhold condition, and ladder tread condition. We also plan to release six additional new AI detection models before the end of the 2022 calendar year, addressing brake systems and running gear among other critical inspection points, bringing our total catalog up to 30 highly reliable detections deployed at the track edge.

After working directly with our customers, we have accumulated a growing backlog of requested inspection points that when developed and deployed will be essential to increasing both safety and efficiency during the inspection process. Looking ahead, we will continue to build on our existing catalog detection models to meet the growing needs of our expanding customer base within existing portals and future company owned Rips with more algorithms operating on our proprietary software, IT infrastructure and hardware sensors coming online every day for our customers, helping them to improve their safety, velocity, dwell time and maintenance metrics.

Moving to our second focus area, which is to continue adding more recurring revenue through our services, maintenance and artificial intelligence offerings. As a reminder, we drive recurring revenue from applications that incorporate AI that automates physical inspections on mechanical equipment moving at high speed. Since our last update, we have continued to maintain a 100% renewal rate on all recurring services contracts. This strong performance has allowed us to continue growing our recurring revenue base over the past few quarters, a trend we expect to continue throughout the balance of the year and accelerate in 2023 as certain large scale deployments come online.

With our high performing AI and software teams, our ability to use data analytics to see how effective we are is improving. As mentioned, in the last 90 days, our Rips have scanned approximately two million railcars, detecting thousands of actionable defects in the field. This represents a 33% increase in the number of railcars scanned over the previous quarter, with the number of detections increasing as the AI software is deployed and becomes more effective.

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The contracts we secured earlier this year, both for new installations as well as upgrades to existing portals, including provisions for increased algorithm delivery, a trend we expect to continue going forward. From a high level as we layer on additional services, increased maintenance work across a larger customer base and improve the quality and quantity of our artificial intelligence offerings, we expect to achieve consistent profitable growth that will see our recurring revenue streams serve as a fixed springboard for operations that accounts for an increasing percentage of our revenue. Additionally, with our new subscription offering, we expect to accelerate our existing growth. Early interest in our subscription model has been strong and we plan to make additional investments to support portal reacquisitions, as well as new builds where we are currently gauging greatest potential customer opportunities.

Moving to our primary commercial focus in the rail sector, I'll now provide an update on current deployments. We also increased our commercial resources, which I'll touch on momentarily. Beginning with the $10.1 million master services agreement with a major national passenger carrier, the project remains on track for the latter part of 2022 with completion expected in 2023.

Moving to another current deployment. In January, we announced a contract for another Class I rail operator to deploy an additional Rip on the US side of the customers southwestern border operations in Texas. The project remains on schedule with an end of 2022 completion date. With another Class I customer, our installation of a new portal in the Southeast United States is also on plan. We are currently at 90% completion and anticipate coming online in Q4.

Our installation with a major Canadian transit agency has been substantially completed with the project expected to come online in Q4. We have also added work to provide maintenance services and artificial intelligence, which is expected to generate higher recurring revenue beginning in 2023. Additionally, our long-term Florida County Security project has been successfully completed and we are currently in discussions with this customer to provide further modifications and upgrades to previously installed work.

While we are devoting significant resources to executing against our current backlog and have successfully kept up with timelines as mentioned, closing new customers is our priority. Our decision to offer a new subscription model was informed by months of research and analysis on how to best use our hardware and software to extract additional revenue streams. In the third quarter, as previously mentioned, we had two million railcars pass through our Rips, but only a small percentage were owned and maintained by our Class I customers.

In addition to a larger customer base of Class I's, short line, transit and additional railcar owners and operators, we can offer our remote visual inspection and AI detection services on a larger scale, operating fewer portals but with more customers and at a cost that is very attractive to subscribers. We look forward to offering this expanded range of services to further improve the safety, reliability and efficiency within the North American rail market.

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With the existing and new customers, we have a pipeline of potential new business now worth over $125 million as of today's discussion. Additionally, with Q2s U.S. Infrastructure Bill's passing, we've been continuing to negotiate proposals with transit and passenger railroads that are eligible for grant money, and we hope to add meaningful updates on this in the quarters to come.

Moving to our final area of focus, recruiting and retaining talent. During the quarter, we announced the appointment of Matt Keepman as our new Senior Vice President of Sales and Marketing. Matt comes to Duos with two decades of experience in managing strategic accounts within the North American rail industry. Most recently, he was a key account executive for Wabtec Corporation where he led the commercial strategy for the Canadian Pacific Railway across all of Wabtec's business segments.

Matt is responsible for leading our commercial strategy with a focus on driving top line growth. He has also been tasked with advancing our go to market strategy as we expand into private railcar owners, lessors and shippers via inspection data subscription plans. We look forward to his contributions to our targeted commercial growth efforts that lie ahead.

Last month, we also announced the addition of David McKee to our newly formed Industry Advisory Group. The Industry Advisory Group's function will be to provide consultation on certain areas requiring specialists, industry, technical or financial knowledge to assist our senior management team and strategic planning. David brings nearly four decades of experience in the rail industry, having spent most of his career in various leadership roles for CSX Transportation and leadership positions with short line rail and car owner companies. As I mentioned earlier, we are also fortunate to included Adrian Goldfarb as our second member of the advisory group, where he will assist our business expansion via subscription offerings, as well as financial and investor relations initiatives.

Those who have followed us know that I've been very direct about the challenges our company has worked through the last two years. As of today, I am pleased to report that our business foundation is solid, and we are now able to direct our focus towards generating revenue from both existing and new channels without additional distractions. Our team has spent the last two plus years focused on increasing the quality and reliability of our solutions with that directive now largely completed. We are also continuing to prioritize the recurring side of our revenues as evidenced by our evolution toward a subscription based offering. We look forward to expanding the range of our services to further improve safety, reliability and efficiency within North American rail market.

And with that, we're ready to open the call for your questions. Operator, please provide the appropriate instructions.

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Operator

Thank you. Ladies and gentlemen, the floor is now open for questions. If you would like the opportunity to ask a question, please press star, one, on your telephone keypad at this time. A confirmation tone will indicate your line is in the question queue. You may press star, two, if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys. Again, that's star, one, if you would like the opportunity to ask a question during today's event. We'll pause a moment for questions to be compiled.

Our first question today is coming from Mike Latimore of Northland Capital Markets. Please go ahead.

Mike Latimore

Great. Thank you. Yeah, and congrats on everything, Adrian, enjoyed working with you. And congrats, Andrew, for the new role.

Adrian Goldfarb

Thank you, Mike.

Mike Latimore

So obviously, current business looks very strong. You talked about a new pipeline number here. I'm curious how much of that pipeline is--are you including much subscription business in that pipeline yet or is that under the traditional model?

Andrew Murphy

No, that still points back towards our traditional model. And to that end, it is important to note, we didn’t touch on it in our discussion, but going forward, we think we will have a mix of both the subscription and continue to have the CapEx concept as well.

Mike Latimore

Got it. Got it. So your new head of sales, how much of his time is going to be looking at kind of traditional Rip opportunities versus really promoting the subscription offering here?

Chuck Ferry

Mike, yeah, this is Chuck Ferry. Good question. Right now, Matthew's focus that I've set for him, it's primarily focused on the subscription model business. We certainly are still taking inquiries and have good opportunities in our pipeline for traditional, I'll call it, CapEx model, which is good for us. But his priority is largely on that subscription model, and he's already generated in just a short, I would say, six to eight weeks, a pretty good list of potential customers that are interested in that subscription model.

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Mike Latimore

Got it. Got it. And then I guess on the subscription model, I'm sure it's still evolving, but is that going to be--when you win a customer, is it going to be 100% recurring or is there going to be a mix of hardware and recurring there? And then also, would they pay kind of per location, or would they just pay you kind of a blanket fee and kind of use whatever data you can give them?

Chuck Ferry

No, good question as well. Look, we're still formulating the exact methodology that we'll charge for this. But in concept, what we want to do is, we want to offer a subscription customer a very predictable and manageable fee. We think that that will largely be, I'll say, an entry fee or a sign-up fee that will probably be fixed and based on a number of sites.

And then in addition to that, there's probably going to be a variable fee based on the number of cards that are actually expected or the number of detections. That portion is still to be worked out. And I think as we get into our first several subscribing companies or customers, I think we'll learn a bit more on what and how they view paying on these things. But railcar owners are typically accustomed to paying a little bit of a fixed, but also on a per car fee. And so that's kind of the direction we're headed, but still more work to be done.

Mike Latimore

Sure. Sure. Makes sense. Is there a certain number of Rips you need out in the field before you get kind of a critical mass of these sort of subscription customers? I mean, is one enough or do you need five? And then I assume once things get rolling, the sale cycle on this would be a lot shorter than under the traditional model?

Chuck Ferry

Yeah. So the number that we really were putting our plan together for 2023 is to have a total of 20 railcar inspection portals out on the network. In an ideal position we would have--at least five of them would be subscription and potentially, upwards of 10 of them would be in subscription. So by the end of 2023, what we're working towards is out of our 20 portals, about half of them are in a subscription model. And that will put us in a position whereby the end of next year, we're getting a lot more predictable and beginning to get to a breakeven point on a go forward basis. And then I forget. You asked me a second portion of that question, if you could hit me with that again.

Mike Latimore

Sure. Sure. I would imagine that the sale cycle for subscription business would be shorter than the traditional model over time?

Chuck Ferry

Yeah. We think it will be, largely because the hurdle rate to basically sign up for a subscription is a lot lower than our traditional CapEx model. So inside some of the large customers that we have, that charge for a subscription probably falls much lower down in their delegation of authorities, if you know what I mean by that. And so it should be a lot easier to get (IAUDIBLE) into. And therefore, we should be able to reduce the time from interest to the time getting into a contract for sure.

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Mike Latimore

Right. Right. Okay. Got it. Good. And then last, can you just remind me on the revenue recognition milestones? I think you obviously get some on final deployment, but there's more along the way. Can you just remind me like what are the main ones that are going to--I think you have material order as a procurement. These sort of things can be rev rec factors as well. But what are the key ones for the fourth quarter here in terms of that generates rev rec on your deals?

Chuck Ferry

Andrew, want to take that one?

Andrew Murphy

Sure. It's a great question. And looking at Q4, a key for us will be first and foremost receipted materials and beginning to phase those materials into our manufacturing process. Under our revenue recognition policy that receipt and that subsequent manufacturing initiation are critical to our profit and revenue rec. So that will contribute quite a bit. So obviously, we're doing everything we can to continue to push our numbers forward and as we talked about in our speech, stave off any sort of potential risk of supply chain impacts. But really the receipt of materials and the completion of manufacturing and subsequent shipment to project site and then the installation itself are really our key milestones.

Mike Latimore

Yeah. Yeah. Great. Thanks a lot. Best of luck.

Andrew Murphy

Thank you.

Operator

Once again, ladies and gentlemen, if you would like the opportunity to ask a question, please press star, one, on your telephone keypad at this time. We'll pause a moment for any additional questions. I'm showing no additional questions in queue at this time. I'd like to turn the floor back over to Mr. Ferry for his closing comments.

Chuck Ferry

Thanks, operator. Again, thank you everyone for joining us on today's call and a particular thanks to, I see a number of our shareholders on the call today, and again, on behalf of the entire company, we appreciate your support for what we're doing. Thanks and have a great day. Over to you, operator.

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Operator

Before we conclude today's call, I would like to provide Duos's Safe Harbor statement that includes important cautions regarding forward-looking statements made during this call. This earnings call contains forward looking statements within the meanings of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group's Inc. actual results to differ materially from those anticipated by the forward looking statements. These risks and uncertainties include but are not limited to those described in item 1A in Duos' annual report on Form 10-K which is expressly incorporated herein by reference and other factors as may periodically been described in Duos' filings with the SEC.

Thank you for joining for Duos Technologies Group's 2022 Third Quarter Conference Call. You may now disconnect.

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